Exhibit 95
MINE SAFETY DISCLOSURE
We operate surface mines in the western United States to produce construction aggregates. The operation of our mines is subject to regulation by the federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA conducted 14 and 17 inspections at 11 and 12 of our mines during the three months ended March 31, 2016 and 2015, respectively. There were no reportable citations or orders following 12 and 15 of those inspections during the three months ended March 31, 2016 and 2015, respectively.
The chart below contains information regarding certain mining safety and health citations or orders that MSHA issued during the three months ended March 31, 2016 and 2015 associated with our mining operations.

	Three Months Ended March 31,
Name of Mine	2016	2015
Capay Plant Facility	—	2
Swan Pit	1	1
Whatcom	1	—
Total	2	3
With respect to the information in the above table, it should be noted that: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process may be reduced in severity and amount or dismissed.
During the three months ended March 31, 2016 and 2015, with respect to our mines:

•	MSHA did not issue any orders requiring persons to be withdrawn from the areas affected by the alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.

•	MSHA did not issue any citations or orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.

•	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act.

•	MSHA did not issue any imminent danger orders requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.

•	We did not experience any mining-related fatalities.

•
We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.

•	There were no legal actions pending before the Federal Mine Safety and Health Review Commission, and there were no such legal actions instituted or resolved.

•	Proposed assessments from the MSHA during the three months ended March 31, 2016 and 2015 were less than two thousand dollars, respectively.